Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-171934) pertaining to the Limoneira Company 2010 Omnibus Incentive Plan, and

(2)	Registration Statement (Form S-3 No. 333-217622) of Limoneira Company;

of our report dated January 10, 2020, with respect to the financial statements of Limoneira Lewis Community Builders, LLC as of October 31, 2018 and for each of the two years in the period ended October 31, 2018 included in this Annual Report (Form 10-K) of Limoneira Company for the year ended October 31, 2019.

/s/ Ernst & Young LLP

Irvine, California
January 13, 2020